Exhibit 10.1

May 26, 2005

Mr. David J. Aldrich
81 Cross Street
Andover, MA 01810

Re:     Change in Control / Severance Agreement

Dear Dave:

This letter sets out the severance arrangements concerning your employment with Skyworks Solutions, Inc. (“Skyworks”).

1. Change of Control

1.1.	If: (i) a Change of Control occurs while you are employed by Skyworks as Chief Executive Officer, and (ii) your employment with Skyworks is voluntarily or involuntarily terminated within two (2) years after the Change of Control, then you will receive the benefits provided in Section 1.3 below.

1.2.	“Change of Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change of Control under one of such subsections but is specifically exempted from another such subsection):

     (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security

781.376.3000 www.skyworksinc.com   20 Sylvan Rd. Woburn, MA 01801 USA

David J. Aldrich

May 26, 2005

acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.2; or

     (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

     (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled

David J. Aldrich

May 26, 2005

to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

     (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.3.	On the date of any termination described in Section 1.1, (i) Skyworks will pay you a lump sum equal to two and one-half (2 1/2) times your total annual compensation for the twelve month period prior to the Change of Control, including all wages, salary, bonus (as described below) and incentive compensation, whether or not includable in gross income for federal income tax purposes; and (ii) all of your Skyworks stock options will become immediately exercisable and, except as otherwise stated in this agreement, remain exercisable for a period of thirty (30) months after the termination date, subject to their other terms and conditions; and each outstanding restricted stock award and any other award that is based upon the common stock of Skyworks shall become immediately vested. For purposes of the preceding sentence, the bonus to be taken into account shall be the greater of your average bonus for the three years prior to the year in which the Change of Control occurs or your target bonus for the year in which the Change of Control occurs.

1.4.	If any excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986 (the “Code”) is payable by you by reason of the occurrence of a change in the ownership or effective control of Skyworks or a change in the ownership of a substantial portion of the assets of Skyworks, determined in accordance with Section 280G(b)(2) of the Code, then Skyworks shall pay you, in addition to the amount payable under Section 1.3, an amount (the “Gross-Up Payment”) equal to the sum of the Excise Tax and the amount necessary to pay all additional taxes imposed on (or economically borne by) you (including the Excise Tax, state and federal income taxes and all applicable employment taxes) attributable to the receipt of the Gross-Up Payment. For purposes of the proceeding sentence, all taxes attributed to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rate provided by law.

2. Termination Without Cause or for Good Reason

2.1.	If, while you are employed by Skyworks as Chief Executive Officer, (i) your employment with Skyworks is involuntarily terminated without Cause, or (ii) you terminate your employment with Skyworks for Good Reason, then you will receive the benefits specified in Section 2.4 below. If your employment is terminated involuntarily by Skyworks for Cause or by you without Good Reason, you will not be entitled to receive the benefits specified in Section 2.4 below. This Section 2.1 shall not apply if you are entitled to receive the benefits set forth in Section 1.3 above.

David J. Aldrich

May 26, 2005

2.2.	“Cause” will mean: (i) deliberate dishonesty significantly detrimental to the best interests of Skyworks or any subsidiary or affiliate; (ii) conduct on your part constituting an act of moral turpitude; (iii) willful disloyalty to Skyworks or refusal or failure to obey the directions of the Board of Directors; (iv) incompetent performance or substantial or continuing inattention to or neglect of duties assigned to you. Any determination of Cause must be made by the full Board of Directors at a meeting duly called, with you present and voting and, if you wish, with your legal counsel present.

2.3.	“Good Reason” will mean (i) you are no longer assigned the duties of Chief Executive Officer,(ii) you have been assigned duties inconsistent in any respect with your position as Chief Executive Officer of Skyworks, (iii) your annual base salary has been reduced, or (iv) the location at which you perform your principal duties for Skyworks is moved to a new location that is more than 50 miles from the location at which you are performing your principal duties for Skyworks on the date of this agreement.

2.4.	On the date of any termination described in Section 2.1, (i) Skyworks will pay you a lump sum equal to two (2) times your total annual compensation for the twelve month period prior to the termination, including all wages, salary, bonus (as described below) and incentive compensation, whether or not includable in gross income for federal income tax; (ii) all of your Skyworks stock options, whether or not by their terms then exercisable, will become immediately exercisable and, except as otherwise stated in this agreement, remain exercisable for a period of two years after the termination date, subject to their other terms and conditions; and each outstanding restricted stock award and any other award that is based upon the common stock of Skyworks shall become immediately vested. For purposes of this Section 2.4, the bonus to be taken into account shall be determined in accordance with the last sentence of Section 1.3.

3. Non-Competition

During the term of your employment with Skyworks and for the first twenty-four (24) months after the date on which your employment with Skyworks is voluntarily or involuntarily terminated (the “Noncompete Period”), you will not engage in any employment, consulting or other activity that competes with the business of Skyworks or any subsidiary or affiliate of Skyworks (collectively, the “Company”). You acknowledge and agree that your direct or indirect participation in the conduct of a competing business alone or with any other person will materially impair the business and prospects of Skyworks. During the Noncompete Period, you will not (i) attempt to hire any director, officer, employee or agent of Skyworks, (ii) assist in such hiring by any other person, (iii) encourage any person to terminate his or her employment or business relationship with Skyworks, (iv) encourage any customer or supplier of Skyworks to terminate its relationship with Skyworks, or (v) obtain, or assist in obtaining, for your own benefit (other than indirectly as an employee of the Company) any customer of Skyworks. If any of the restrictions in this Section 3 are adjudicated to be excessively broad as to scope,

David J. Aldrich

May 26, 2005

geographic area, time or otherwise, said restriction shall be reduced to the extent necessary to make the restriction reasonable and shall be binding on you as so reduced. Any provisions of this section not so reduced will remain in full force and effect.

It is understood that during the Noncompete Period, you will make yourself available to the Company for consultation on behalf of the Company, upon reasonable request and at a reasonable rate of compensation and at reasonable times and places in light of any commitment you may have to a new employer.

You understand and acknowledge that the Company’s remedies at law for breach of any of the restrictions in this Section are inadequate and that any such breach will cause irreparable harm to Skyworks. You therefore agree that in addition and as a supplement to such other rights and remedies as may exist in Skyworks’ favor, Skyworks may apply to any court having jurisdiction to enforce the specific performance of the restrictions in this Section, and may apply for injunctive relief against any act which would violate those restrictions.

4. Death or Disability

In the event of your death at any time during your employment by Skyworks, all of your then outstanding Company stock options, whether or not by their terms then exercisable, will become immediately exercisable and remain exercisable for a period of one year thereafter, subject to their other terms and conditions.

In the event of your disability at any time during your employment by Skyworks, all of your then outstanding Company stock options, whether or not by their terms then exercisable, will become immediately exercisable and remain exercisable so long as you remain an employee or officer of Skyworks and for a period of one year thereafter, subject to their other terms and conditions.

5. Miscellaneous

All claims by you for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to you in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to you for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which you may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, you or others regarding the validity or enforceability of, or

David J. Aldrich

May 26, 2005

liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by you regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

Notwithstanding anything in this letter to the contrary, no provision of this letter will operate to extend the term of any option beyond the term originally stated in the applicable option grant or option agreement.

Neither you nor the Company shall have the right to accelerate or to defer the delivery of the payments to be made under Section 1.3 or 2.4; provided, however, that if you are a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and any of the payments to be made to you hereunder constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then the commencement of the delivery of any such payments will be delayed to the date that is 6 months after your date of termination.

This agreement contains the entire understanding of the parties concerning its subject matter. This agreement may be modified only by a written instrument executed by both parties. This agreement replaces and supersedes all prior agreements relating to your employment or severance, including without limitation the letter agreement between you and Alpha Industries, Inc. dated April 1, 2001. This agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Please sign both copies of this letter and return one to Skyworks.

Sincerely,	AGREED TO:

/s/ Dwight W. Decker	/s/ David J. Aldrich

Dwight W. Decker	David J. Aldrich
Chairman of the Board
Date: May 26, 2005